Exhibit 99.1

For Immediate Release:  Financial and Business Editors . . . March 27, 2009

The Bank Holdings Announces Fourth Quarter & Year-End Results
TBHS and Nevada Security Bank Well Capitalized at Year End

(Reno, NV) . . . The Bank Holdings (NASDAQ: TBHS) announced results of operations for the quarter and twelve-month period ended December 31, 2008 including the non-recurring, non-cash write-down of goodwill and the one-time write-down of Fannie Mae and Freddie Mac (GSE) preferred stock.  Both the Company and Nevada Security Bank were well capitalized after these write-downs.

The Bank Holdings (the Company) is the parent company of Nevada Security Bank (the Bank), which operates under the name Silverado Bank in California, and Granite Exchange, Inc. (Granite).

Fourth Quarter 2008 Highlights:

•                  Exclusive of the $2.585 million provision for loan losses and $1.378 million investment impairments, the pre-tax operating loss for the fourth quarter was $554,000.

•                  At year-end 2008, the Company and the Bank were well capitalized at 11.63% and 10.58%, respectively for risk-based capital.

•                  The Company has current liquidity in excess of $50 million of immediately accessible liability funding sources.

•                  Continuing expense control initiatives resulted in a nominal increase in non-interest expenses from the same period of 2007.

•                  The fourth quarter’s net interest margin was 2.84%, as compared to last year’s 3.84%.  The net interest margin reflects a 400 basis point reduction in the prime interest rate over the past year and interest income reversals on non-performing loans and investments.

•                  The Company’s impaired investment losses totaled $1.4 million for the quarter.

•                  Non-performing assets totaled $29.4 million or 5.34% of total assets at December 31, 2008.

Chairman and CEO Comments

“Our fourth quarter and year-to-date results reflect the challenging and unprecedented turmoil in the financial industry.  The economic slowdown accelerated in the fourth quarter, resulting in higher levels of non-performing loans and classified assets, declining real estate appraisal values, and an increased loan loss provision.  Despite these challenges and uncertainties, the Company and the Bank maintained its well- capitalized status at year-end 2008.  Our experienced staff is focused on actively managing credit risk and aggressively addressing credit relationships that are not performing as originally intended.  Our borrowers have been impacted by the retail and real estate economic downturn, but most continue to move forward positively with their business strategies.  We continue to stand by our customers, working diligently with them as they weather this economic storm.  Our year-to-date performance reflects old news with third quarter losses taken on non-recurring, non-cash goodwill impairments and one-time, after-tax charges on FNMA (Fannie Mae) and FHLMC (Freddie Mac) preferred stock.  As the economy improves over the next year or so, we remain committed to implementing our strategic business plans in the communities we serve and to continuing safe and sound banking practices,” TBHS Chairman and CEO Hal Giomi said.

Financial Results

After a one-time, non-cash goodwill impairment of $27 million and $15 million of investment impairments, the net loss for the year was $37.4 million.  Exclusive of the non-recurring goodwill impairments and investment losses and impairments, the loss for the year was $2.2 million after a loan loss provision of $4 million.  As of December 31, 2008, the Company and Nevada Security Bank remained well capitalized according to regulatory standards with Risk-Based Capital Ratios of 11.63% and 10.58%, respectively.

FDIC Coverage

The FDIC changed its deposit coverage in 2008 as part of the government rescue effort of the banking system.  The Bank has taken full advantage of these changes and offers unlimited FDIC insurance on non-interest bearing transaction accounts and $250,000 insurance on individual interest bearing accounts through December 31, 2009.  The increased FDIC insurance limits came in response to the Treasury’s guarantee of money market accounts of broker/dealers and the flight of customer deposits from community banks to organizations perceived to be “too big to fail”.  The Treasury’s initial actions resulted in customer withdrawals of approximately $30 million at the Bank, some of which have been regained.  As a result of Treasury action, smaller independent community banks like Nevada Security Bank have been adversely affected by the deposit flight.

Third Quarter Goodwill Impairment

During the third quarter, the Company took a $27 million non-recurring, non-cash charge for the goodwill resulting from the 2006 acquisitions of Northern Nevada Bank and the 1031 division companies, Granite Exchange and Rocky Mountain 1031 Exchange.  This one-time, non-cash impairment charge was a non-taxable event that did not affect the Company’s cash balances, liquidity or operations.  Goodwill and other intangible assets are not included in the calculation of regulatory capital.  After the charge, the Company and the Bank remained “Well Capitalized” under regulatory risk capital standards. The goodwill which remained after the August 2008 evaluation was again tested during March 2009, and no additional impairment was noted.

Like most publicly traded financial institutions, the Company experienced a significant decline in its stock price and market capitalization during 2008.  In conjunction with these declines and the ongoing turmoil in the financial markets, the Company tested and reduced the carrying value of its goodwill.  Goodwill is an accounting term used to reflect the portion of the market value of a business entity not directly attributable to its assets and liabilities; it normally arises in the case of an acquisition.  US Generally Accepted Accounting Principles (GAAP) require that when a significant adverse change occurs in market conditions, an evaluation of goodwill be performed to determine if impairment exists.  In the past, the Company performed this annual study of goodwill during the fourth quarter of the year.  With the uncertainty currently facing all publicly traded stocks and the volatile trading patterns and values seen in recent NYSE and NASDAQ activities, it was believed the goodwill evaluation was best performed well before year end.  The Company engaged an independent consultant to assist in evaluating a potential goodwill impairment charge.  Based on their evaluation that goodwill was significantly impaired, the Company took the non-recurring, non-cash charge for the goodwill resulting from the NNB and 1031 division acquisitions in 2006.  Many other publicly traded corporations with recent acquisitions experienced similar goodwill impairments during the third and fourth quarters of 2008.

Third Quarter Government Sponsored Enterprise Impairment

During the third quarter, the Company took a one-time, before-tax charge of $15 million to reflect the loss in trading value of Fannie Mae and Freddie Mac preferred stock held, as well as the reduced values of other illiquid assets held in its investment portfolio.

Earlier in 2008, the Company invested in FNMA (Fannie Mae) and FHLMC (Freddie Mac) preferred stock for the rate of return, safety and soundness of a government sponsored enterprise (GSE) and strong investment rating (AAA).  These investments were held by 27% of all community banks across the nation.  Subsequent to the investment, the US Department of Treasury (Treasury) placed FNMA and FHLMC into conservatorship. This unprecedented government conservatorship permanently impaired the value of the GSE preferred issues.  Accounting regulations required the Company to value the GSEs using fair value measurements pursuant to FAS 157, which involves selling the assets in a hypothetical transaction focusing on the price that would be received to sell the assets.

2008 Versus 2007 Year-over-Year Results:

•                  Before the provision for loan losses, net interest income decreased by $3 million (13%) to $19.3 million when compared to $22.2 million in 2007.  This reflects a 73 basis point drop (10%) in interest earned on average assets versus a decrease of 65 basis points (15%) on interest paid on average interest bearing liabilities.

•                  The net interest margin was 3.43%, a 31 basis point or 8% reduction from the 3.74% posted for the prior year.

•                  The loan loss provision increased by $1 million or 34% for 2008 as compared to 2007.

•                  The 2008 loss was $37.4 million or $6.41 per fully diluted share, a decrease from earnings of $1.7 million or $0.29 per fully diluted share for 2007.  The 2008 loss was primarily due to the one-time, non-cash goodwill impairment charge of $27 million and investment impairment charges of $15 million.

•                  Exclusive of non-recurring items, non-interest expenses decreased by $808,000 for 2008 as compared to 2007.

Financial Performance Ratios - 2008 Versus 2007:

Return on average shareholders’ equity:

For the year 2008, the Company’s loss on average shareholders’ equity (ROAE) was (59.3%), as compared to a return on average equity of 2.3% for 2007.

Diluted earnings (loss) per share:

For 2008, the Company’s fully diluted loss per share was $6.41, as compared to earnings per share of $0.29 for the same period of 2007.

Return on average assets:

The Company’s loss on average assets (ROAA) for 2008 was (6.05%), as compared to the return of 0.27% for 2007.  Average assets were $618 million for 2008, as compared to $649 million for 2007.

Operating efficiency:

As a result of the non-recurring goodwill impairment and the GSE losses as well as the other than temporary impairments and losses on trading securities, the Company’s efficiency ratio for 2008 declined to 228% from the 78% reported for 2007.  Exclusive of these non-recurring charges, the ratio would have been 116% for 2008.

Income Statement Results

The book yield on the investment portfolio increased to 4.78% for 2008, as compared to 4.36% for 2007.  This increase was due to the higher volume of higher rate GSEs at the beginning of the year; however, the GSEs were subsequently deemed to be worthless.  The yield on the loan portfolio decreased to 6.94% for 2008, as compared to 8.46% for 2007, after a decline of 400 basis points in the prime rate over the same period.  The resultant interest earned on average earning assets was 6.54% for 2008, as compared to 7.70% for 2007.

For 2008, the average loan portfolio volume was $459 million, or about 4% less than the $478 million reported for 2007; this decline reflects the general economic conditions in our markets as well as our emphasis on resolving deteriorating asset values in our real estate loan portfolio.  Reflecting the 400 basis point decrease in the prime rate over the past year and increasing levels of non-accruals and Other Real Estate Owned, interest income on loans declined to $31.8 million for 2008 from $40.5 million or (21%) when comparing 2008 to 2007.

Interest expense for 2008 was $17.5 million, as compared to $23 million for 2007, a reduction of 24%.  Management made a concerted effort to restructure the Company’s liability profile over the past year.  Average interest bearing deposits were $402 million for 2008, as compared to $431 million for 2007, a reduction of 7% while average borrowed funds increased to $89 million from $65 million over the same period, an increase of 37%.  Furthermore, the Bank utilized additional wholesale brokered deposits during the third quarter as a provisional activity to increase the Company’s liquidity while money market and investment values remained volatile.  These excess brokered funds have since been reduced.

The cost of average interest bearing deposits declined to 3.60% for 2008, as compared to 4.42% for 2007, a reduction of 19%. In addition, the utilization of a greater volume of short-term borrowed funds during lower money market rate conditions brought about the reduction of total borrowed funds costs to 3.40% for 2008 as compared to 6.05% for 2007.  Total year-to-date interest expense declined to 3.11% for 2008 from 3.91% for 2007, a decline of 20%.

The Company’s net interest margin was 3.43% for 2008, a thirty-six (36) basis point or 10% reduction from 2007 when it was 3.79%.  The 400 basis point reduction in the prime interest rate during 2008 placed greater pressure on the Company’s net interest margin.

Non-interest income for 2008 was severely reduced by the impact of unrealized losses on trading securities, the loss of value in the GSEs held by the Company, and the non-recurring goodwill impairment. The Company reported $997,000 in unrealized investment losses and a before-tax loss of $15 million on the GSEs and other investments leading to a non-interest income loss of $15 million, as compared to non-interest income of $1.4 million for 2007.

Exclusive of the non-recurring goodwill impairment, non-interest expenses decreased by $808,000 (a 4% reduction) for 2008, as compared to 2007. The expense reductions are most notable in salaries and employee benefits, advertising and marketing, data processing, other professional services, and travel and education expenses.  These reductions are a result of our increased attention to enhancing our operating efficiencies.

Credit Quality

The increase in non-performing and non-accrual loans is evidence of management’s efforts to aggressively evaluate credit quality in the loan portfolio.  The Company continues to take a conservative approach to managing its current loan portfolio, particularly with declining appraisals and shifting real estate values in our northern Nevada and northern California markets.  While the Company aggressively places loans on non-accrual status, these actions reduced interest income by more than $1.6 million during the year.  Early recognition of non-performing assets, impairments and charge-offs enables us to focus on potential workout, collection and liquidation activities.  Management works closely with borrowers to resolve financial issues through credit restructuring if possible, or foreclosures if required.  Holding costs may accelerate as more Other Real Estate Owned properties are added to our Non-Performing Asset portfolio.  Certain properties may be retained as selling them under the current volatile market conditions may not be conducive to maximizing long-term shareholder value.

As a result of the slowing economy, the Bank has placed potential problem credits on non-accrual status, enhanced and strengthened its underwriting criteria, and performed an extensive internal review of its loan portfolio.   These actions have given rise to increased loans categorized as “Impaired” under FAS 114.  Impaired loans amounted to $36 million at December 31, 2008 with $4.9 million in loans having specific reserves of $0.8 million.  This compares to impaired loans totaling $12 million at December 31, 2007 with specific reserves of $0.2 million.  At December 31, 2008, non-accrual loans, which include most but not all impaired loans, amounted to $23.8 million as compared to $5.6 million as of the same date in 2007.  We maintained the loan loss reserve consistent with prudent loan portfolio management.  The current loan loss reserve is 1.83% of loans, net of deferred fees and costs.

Other non-performing assets at September 30, 2008 consisted of $2.2 million of Other Real Estate Owned.  At December 31, 2007 there was $0.8 million in OREO.

For both year end periods under review, December 31, 2008 and 2007, the distribution of loans held did not substantially change with approximately 80% of all loans represented in real estate categories.  Furthermore at both periods, the Company had no sub-prime loans.

Balance Sheet Changes

For the year ended December 31, 2008 total average assets were $618 million, a decrease of $31 million or 5% from the $649 million reported for the previous year.  During the same period, average gross loans decreased $19 million or 4% to $459 million from the $478 million in average loans reported for 2007.  During the same period, average non-interest bearing deposits declined $4 million to $57 million or 7% from $61 million and average interest bearing deposits decreased $29 million or 7% to $402 million from $431 million.  Average borrowings for 2008 were $89 million, an increase of $24 million or 37% from the $65 million reported for 2007.  These ratios reflect the shrinkage of the balance sheet over the past year as a result of capital concerns, as well as the shift in the Company’s liability structure with customer anxiety after the FDIC’s takeover of IndyMac Bank.  Contributing to depositor withdrawals was the US Department of the Treasury guarantee of money market funds held by broker dealers, bail-out funds provided to large multi-national financial institutions, and the perception that some banks are “too big to fail.”  Due to the downturn in the economy, we are focusing our near term strategies on reducing non-performing assets, improving overall asset quality, preserving capital, reducing expenses, and growing core deposits.

Capital Adequacy

The Company and the Bank’s December 31, 2008 capital ratios exceeded the well-capitalized guidelines issued by regulatory agencies.  Based on the current level of capital, substantive growth is unlikely in the current time horizon.  While the Board of Directors previously authorized the repurchase of up to $3 million in outstanding common stock, a minimal number of shares have been repurchased under such program.  With the current uncertainties in the money markets and the need to retain capital, the Company is not likely to re-purchase additional stock in the near term.

Guidance for 2009

“We continue to face an uncertain operating environment impacted by a failing economy, indeterminate governmental activities, and cratering asset values.  While goodwill impairments and reduced investment values recognized in 2008 are without precedent, we hope the worst is over and we can be confident in a better economy for 2009.  Having said this, we are prepared to right-size the organization to ensure our ability to meet the market and financial challenges we face.” said Chief Financial Officer Jack Buchold.

About The Bank Holdings

The Bank Holdings is the holding company for Nevada Security Bank and Granite Exchange.  The Company’s other “1031” subsidiary, Rocky Mountain Exchange in Montana, was closed on July 30, 2008. The Bank was incorporated in February 2001 and opened for business on December 27, 2001 with initial capitalization of over $14 million.  The Bank currently operates five northern Nevada branches: three in Reno and one each in Incline Village and Carson City.  Silverado Bank, a northern California division of Nevada Security Bank, currently operates one branch in Roseville and one in Rancho Cordova, California.  The President of the Bank, David A. Funk, is a long-time banker and resident of the Reno area.  Granite Exchange operates one office in Roseville, California. For additional information, please visit, www.silveradobank.com, and www.ges1031.com. The President of The Bank Holdings is Joseph Bourdeau and Hal Giomi is the Chairman and Chief Executive Officer.

Forward looking statements, by their nature, are subject to risks and uncertainties.  The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward-looking statements.  Actual results may differ from those projected.  These forward looking statements involve risks and uncertainties concerning: the health of the national, Nevada and California economies; and changes in business and economic conditions, fiscal and monetary policies, competition, disintermediation and legislation; as well as the Companies’ abilities to attract and retain skilled employees; customers’ service expectations; the Companies’ abilities to successfully deploy new technology and gain efficiencies therefrom; success of branch expansion; changes in interest rates; loan portfolio performance; and other factors detailed in the Company’s Securities and Exchange Commission filings.  Forward looking statements speak only as of the date they were made.  The Company undertakes no obligation to publicly revise these forward looking statements to reflect subsequent events or circumstances that may occur after the date that forward looking statements are made.

FOR ADDITIONAL INFORMATION,

Please review the Company’s Form 10-K and other current filings with the SEC and/or CONTACT:

Hal Giomi, Chairman and Chief Executive Officer, or

Jack Buchold, Chief Financial Officer

The Bank Holdings or www.thebankholdings.com

Nevada Security Bank or www.nevadasecuritybank.com

Mailing Address: P. O. Box 19579 (89511)

Physical Address: 9990 Double R. Blvd. (89521)

Reno, Nevada

Phone:  775-853-8600

FAX:    775-853-2056

Summary Selected Consolidated

 Financial Data

	Quarters Ending 2008,
	Dec	Sept	June	March
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest Income	$8,136	$8,971	$9,411	$10,308
Interest Expense	4,275	4,062	4,170	4,983
Net Interest Income	3,861	4,909	5,241	5,325
Provision for Loan Losses	2,585	150	1,140	150
Non-interest income	(1,298)	(14,084)	151	(82)
Non-interest expense	4,495	30,794	4,535	4,586
Provision (benefit) for income taxes	(1,645)	(5,073)	(308)	(2)
Net Income	$(2,872)	$(35,046)	$25	$509

Period End Data
Assets	556,045	558,216	651,612	633,365
Loans, gross	441,222	454,506	462,412	459,464
Securities	60,521	65,560	112,095	98,311
Deposits	466,012	461,034	440,579	441,607
Other borrowed funds	47,619	55,119	130,619	110,619
Shareholders’ Equity	37,244	39,630	73,814	74,222

Average Balance Sheet
Assets	572,917	624,835	644,146	628,718
Loans, gross	448,241	457,887	461,313	468,431
Securities	63,151	108,396	107,683	76,741
Deposits	484,690	455,506	438,462	458,686
Shareholders’ Equity	39,189	63,327	74,236	73,617

Asset Quality
Non-performing assets (2)	29,433	8,981	8,980	8,793
Allowance for loan loss	8,061	7,198	7,241	7,212
Net Charge-offs	1,722	407	897	214
Non-performing assets to total assets (2)	5.34%	1.61%	1.38%	1.39%
Allowance for loan loss to loans	1.83%	1.58%	1.57%	0.57%
Net Charge-offs to average loans	0.71%	0.09%	0.19%	0.05%

Per Common Share
Basic income per share	(0.49)	(6.01)	0.00	0.09
Diluted income per share	(0.49)	(6.01)	0.00	0.09
Book value per share	6.43	6.80	12.66	12.73
Period end common shares outstanding	5,794,179	5,830,099	5,830,099	5,831,099
Average shares outstanding - basic	5,823,517	5,830,099	5,830,117	5,831,099
Average shares outstanding - diluted	5,823,517	5,830,099	5,833,525	5,835,097

Financial Ratios (Annualized)
Return on average assets	(6.05)%	(22.25)%	0.02%	0.33%
Return on average equity	(59.32)%	(219.56)%	0.14%	2.78%
Net interest margin (1)	3.43%	3.45%	3.64%	3.78%
Tier 1 leverage capital ratio	8.89%	6.94%	10.30%	10.28%

(1)	Net interest income is calculated on a fully-taxable equivalent basis divided by average interest-earning assets.
(2)	Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.

Summary Selected Consolidated

Financial Data4

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006
	(Dollars in thousands, except per share data)
Condensed Income Statement
Interest income	$36,826	$45,183	$31,039
Interest expense	17,490	22,964	15,083
Net interest income	19,336	22,219	15,956
Provision for loan losses	4,025	3,007	771
Non - interest income	(15,313)	1,432	1,682
Non - interest expenses	44,410	18,307	13,582
Attributable to minority shareholders	—	(27)	(127)
Provision for income taxes	(7,028)	625	1,075
Net income	$(37,384)	$1,729	$2,083

Period End Data
Assets	556,045	626,640	651,540
Loans, gross	441,222	474,769	463,859
Securities	60,521	80,276	92,927
Deposits	466,012	451,335	496,997
Other borrowed funds	47,619	91,229	60,149
Shareholders’ equity	37,244	74,837	73,568

Average Balance Sheet
Assets	617,671	649,110	452,179
Loans, gross	459,710	478,461	308,411
Securities	89,293	85,306	91,736
Deposits	459,396	492,347	359,932
Shareholders’ equity	63,022	74,696	41,256

Asset Quality
Non-performing assets (1)	29,433	6433	549
Allowance for loan losses	8,061	7,276	5,430
Net charge-offs	3,240	1,161	—
Non-performing assets to total assets	5.34%	1.03%	0.08%
Allowance for loan losses to loans	1.83%	1.53%	1.17%
Net Charge-offs to average loans	0.71%	0.24%	—

Per Common Share (3)
Basic income per share	(6.41)	0.30	0.51
Diluted income per share	(6.41)	0.29	0.49
Book value per share	6.43	12.83	12.62
Period end common shares outstanding	5,794,179	5,831,099	5,831,099
Average shares outstanding –basic	5,828,697	5,831,099	4,117,351
Average shares outstanding –diluted	5,830,590	5,968,687	4,290,122

Financial Ratios (Annualized)
Return on average assets	(6.05)%	0.27%	0.46%
Return on average equity	(59.32)%	2.31%	5.05%
Net interest margin (2)	3.43%	3.79%	3.81%
Tier 1 leverage capital ratio	8.89%	10.39%	9.85%

(1)	Non-performing assets consists of loans 90 days or more delinquent and still accruing interest, investments or loans placed on non-accrual status, and other real estate owned.
(2)	Net interest income calculated on a fully-taxable equivalent basis divided by average interest-earning assets.
(3)	Adjusted for stock dividend of February 15, 2007.